Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of October 21, 2004

by and among

SOUTHERN PERU COPPER CORPORATION,

SPCC MERGER SUB, INC.

and

AMERICAS SALES COMPANY, INC.,

AMERICAS MINING CORPORATION,

MINERA MÉXICO S.A. DE C.V.

Section 4.5	No Default
Section 4.6	Information Supplied
Section 4.7	SEC Reports; Parent Financial Statements
Section 4.8	State Takeover Statute Inapplicable
Section 4.9	Reorganization
Section 4.10	Acquisition of Shares for Investment
Section 4.11	Brokers
Section 4.12	Opinion of Financial Advisor

ARTICLE V COVENANTS
Section 5.1	Stockholders Meeting
Section 5.2	Proxy Statement
Section 5.3	Conduct of Business of the Company
Section 5.4	Notification of Certain Matters
Section 5.5	Access to Information
Section 5.6	Additional Agreements, Commercially Reasonable Efforts.
Section 5.7	Public Announcements
Section 5.8	Listing Application
Section 5.9	Change of Recommendation.
Section 5.10	Privilege
Section 5.11	Certain Tax Matters.
Section 5.12	Dividends.
Section 5.13	Standstill
Section 5.14	Company Indebtedness
Section 5.15	Enforcement of Parent’s Rights Under This Agreement
Section 5.16	Company Refinancing
Section 5.17	Audited Financials
Section 5.18	AMC Consolidated Net Worth
Section 5.19	Parent Listing

ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.1	Conditions to the Merger.
Section 6.2	Conditions to Each Party’s Obligations to Effect the Merger

ARTICLE VII TERMINATION; AMENDMENT; WAIVER
Section 7.1	Termination
Section 7.2	Effect of Termination
Section 7.3	Fees and Expenses
Section 7.4	Amendment
Section 7.5	Waiver

ARTICLE VIII INDEMNIFICATION
Section 8.1	General Indemnification
Section 8.2	Limitations on Indemnity
Section 8.3	Exclusive Remedy
Section 8.4	Payment
Section 8.5	Right to Indemnification Not Affected by Knowledge or Waiver

ARTICLE IX MISCELLANEOUS
Section 9.1	Survival of Representations, Warranties and Covenants
Section 9.2	Entire Agreement; Assignment
Section 9.3	Severability
Section 9.4	Notices
Section 9.5	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial
Section 9.6	Specific Performance
Section 9.7	Interpretation
Section 9.8	Parties in Interest
Section 9.9	Counterparts

EXHIBIT A	Parent Amendment
EXHIBIT B	Refinancing Term Sheet
EXHIBIT C	SEC Compliance Letter
Company Disclosure Schedule
Parent Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 21, 2004 (this “Agreement”), is made by and among Southern Peru Copper Corporation, a Delaware Corporation (“Parent”), SPCC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Americas Sales Company, Inc., a Delaware corporation (“ASC”), Americas Mining Corporation, a Delaware corporation (“AMC”), and Minera México S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of the United Méxican States (“México”) and a subsidiary of ASC (the “Company”).

WHEREAS, Parent has authority to issue a total of 100,000,000 shares of its capital stock, par value $0.01 per share (the “Parent Stock”), consisting of 65,900,833 shares of Class A Common Stock (the “Parent Class A Common Stock”) and 34,099,167 shares of Common Stock (“Parent Common Stock”) as of the date hereof;

WHEREAS, Affiliates of ASC have proposed to the board of directors of Parent (the “Parent Board”) a transaction pursuant to which Parent would, among other things, acquire the outstanding shares of the Company currently owned by ASC and AMC would acquire additional shares of Parent Common Stock;

WHEREAS, AMC owns, through the Guaranty Trust and directly, 763,034,355 shares of the Company, representing approximately 99.1463% of the outstanding shares of the Company (“Company Common Stock”), as of the date hereof, and Parent and its Affiliates will own such shares of Company Common Stock on the Closing Date;

WHEREAS, prior to the Closing Date, AMC will contribute all the shares representing a 99.1463% interest in the Company to ASC (the “Contribution”);

WHEREAS, for Méxican tax purposes, it is intended that the Contribution shall be a taxable transaction under Méxican Federal Income Tax Law;

WHEREAS, the Parent Board has established a special committee of the Parent Board comprised solely of directors unaffiliated with ASC or its Affiliates (the “Special Committee”) to consider such proposal and make a recommendation to the Parent Board with respect thereto;

WHEREAS, the Special Committee, after consultation with its independent financial advisors, legal counsel and mining consultants, and the Parent Board, based on the recommendation of the Special Committee, (a) have determined that each of (i) the merger of Merger Sub with and into ASC, with ASC as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, (ii) the issuance of Parent Common Stock in the Merger, and (iii) the amendments to Parent’s restated certificate of incorporation contemplated by this Agreement is advisable, fair to and in the best interests of Parent’s stockholders (other than Affiliates of ASC), and (b) have approved this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, the Special Committee and the Parent Board, based on the recommendation of the Special Committee, have resolved to recommend that Parent’s stockholders approve the issuance of shares of Parent Common Stock in the Merger, and the amendments to Parent’s restated certificate of incorporation contemplated by this Agreement;

WHEREAS, the board of directors of ASC and Merger Sub have determined that this Agreement and the Merger are advisable, fair to and in the best interests of their respective corporation and stockholders (as applicable) and have approved this Agreement and the Merger;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, ASC, AMC, the Company, Parent, and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” of a specified Person means a Person who, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified Person; provided that as used in this Agreement with respect to ASC, or AMC the term “Affiliate” or “Affiliates” means Affiliates of such party, other than Parent and Parent’s Subsidiaries.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise.

“Affiliate Transaction” shall mean any transaction, business dealing or material financial interest in any transaction between ASC, the Company or any of the Company’s Subsidiaries, on the one hand, and AMC or any of its Affiliates (other than ASC, the Company or any of the Company’s Subsidiaries), on the other hand.

“Agreement” shall have the meaning set forth in the preamble.

“AMC” shall have the meaning set forth in the preamble.

“AMC Consolidated Net Worth” means the average of the sum of (i) the total amount of all assets of AMC and its Subsidiaries, less (ii) the total amount of all liabilities of AMC and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP and in accordance with a balance sheet demonstrating compliance with Section 5.18 during each fiscal year.

“Article 190” shall mean article 190 of the Méxican Federal Income Tax Law, as in effect on the date of this Agreement.

“ASC” shall have the meaning set forth in the preamble.

“ASC Common Stock” shall have the meaning set forth in Section 2.8(b).

“ASC Securities” shall have the meaning set forth in Section 3.2(b).

“Authorized Share Amendment” shall have the meaning set forth in Section 5.1(a).

“Benefit Plans” shall have the meaning set forth in Section 3.11(a).

“Business Day” shall mean any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in New York, New York or México City, México.

“Certificate of Merger” shall have the meaning set forth in Section 2.2.

“Certificate” shall have the meaning set forth in Section 2.8(b).

“Claim Notice” shall have the meaning set forth in Section 8.1(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall have the meaning set forth in the recitals.

“Common Agreement” means that certain Common Agreement dated April 29, 2003, by and among the Company, the Company’s Subsidiaries, Bank of America, N.A., HSBC Bank USA, The Bank of New York and the other parties thereto.

“Company” shall have the meaning set forth in the preamble.

“Company 2003 Financial Statements” shall have the meaning set forth in Section 3.4.

“Company 2003 Form 20-F” shall have the meaning set forth in Section 3.16.

“Company Balance Sheet” means the audited balance sheet for the period ended December 31, 2003, contained in the Company 2003 Form 20-F, filed with the SEC on July 14, 2004.

“Company Common Stock” shall have the meaning set forth in the recitals.

“Company Disclosure Schedule” means the schedule of disclosures delivered by the Seller Parties to Parent and Merger Sub concurrent with the execution of this Agreement.

“Company Financial Statements” shall have the meaning set forth in Section 3.4.

“Company Intellectual Property” means the intellectual property rights used in the conduct of the business of the Company or its Subsidiaries, including all patents and patent applications, trademarks, trademark registrations and applications, domain names, copyrights and copyright registrations and applications, computer programs, technology, know-how, trade secrets, proprietary processes, inventions, service marks, original works of authorship and formulae, all other proprietary rights, all copies and tangible embodiments thereof (in whatever form or medium), together with the goodwill associated with the foregoing and any rights in or licenses to or from a third party in any of the foregoing, and any past, present, or future claims or causes of actions arising out of or related to any infringement or misappropriation of any of the foregoing.

“Company’s Knowledge” means the actual knowledge of Héctor Nieto Castilla.    For purposes of: (a) Section 3.12(b) (Labor Matters), the foregoing list shall also include Gabino Páez González; (b) Section 3.15 (Absence of Litigation), the foregoing list shall also include Ligia Sandoval Parra and Armando F. Ortega Gómez; (c) Section 3.16(b) and Section 3.16(c) (Material Contracts), the foregoing list shall also include Agustín Avila Martínez; and (d) Section 3.17(b) (Environmental Laws and Regulations), the foregoing list shall also include Rodolfo Rubio Campos and Vidal Muhech Dip.

“Company Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is or is reasonably expected to be materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects, assets or liabilities of ASC, (b) the business, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Company and its Subsidiaries, taken as a whole, or (c) the ability of the Seller Parties to consummate any of the transactions contemplated by this Agreement, including the Merger, except to the extent that such adverse effect results from (i) general economic conditions or changes therein, (ii) financial or securities market fluctuations or conditions, (iii) changes in, or events or conditions affecting, the industries or businesses in which the Company and its Subsidiaries operate, or (iv) the announcement of the transactions contemplated by this Agreement.

“Company Permits” shall have the meaning set forth in Section 3.10.

“Company SEC Documents” shall have the meaning set forth in Section 3.4.

“Company Securities” shall have the meaning set forth in Section 3.2(a).

“CONASEV” means the Peruvian National Supervisory Commission of Companies & Securities (Comisión Nacionel Supervisora de Empresas y Valores).

“Contribution” shall have the meaning set forth in the recitals.

“Corporate Governance Amendments” shall have the meaning set forth in Section 5.1(a).

“Damages” shall have the meaning set forth in Section 8.1(a).  For purposes of this Agreement, Damages shall not include any indirect or consequential damages, including, without limitation, the effects of any multiple of any direct Damage.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Environmental Claims” shall mean all notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury or property damage, arising out of or related to Environmental Conditions or pursuant to applicable Environmental Laws.  By way of example only (and not by way of limitation), Environmental Claims include (i) claims under any contract that establishes obligations under applicable Environmental Laws with respect to Environmental Conditions between the Company or its Subsidiaries and any other person, (ii) claims for actual or threatened damages to natural resources under applicable Environmental Laws, (iii) claims for nuisance or its statutory equivalent under applicable Environmental Laws, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under applicable Environmental Laws, (v) claims pursuant to applicable Environmental Laws or with respect to Environmental Conditions for restitution, contribution, or indemnity, (vi) claims for fines, penalties or liens against real property pursuant to applicable Environmental Laws or with respect to Environmental Conditions, (vii) claims pursuant to applicable Environmental Laws or arising out of Environmental Conditions for injunctive relief or other orders or notices of violation from any Governmental Entity, and (viii) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

“Environmental Conditions” shall mean Releases into or present in the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air of Hazardous Substances, relating to or arising out of the use, handling, storage, treatment, disposal, recycling, generation, transportation, Release, or threatened Release of Hazardous Substances.  With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Substances at the work place.

“Environmental Laws” means all applicable statutes, laws, ordinances, codes, common law, licenses, permits, authorizations (including, without limitation, licencia de funcionamiento), rules, regulations, or legally-binding administrative or judicial orders relating to pollution or hazardous substances or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) from emission, discharges, releases, disposal or handling of any pollutants or hazardous substances, each as amended or in effect on the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means U.S. generally accepted accounting principles.

“Guaranty Trust” shall mean the Mexican Trust Agreement (Fideicomiso Irrevocable de Garantía) dated as of April 29, 2003 entered into by and between certain Affiliates of the Company as grantors and GE Capital Bank, Sociedad Anónima, Institución de Banca Múltiple GE Capital Grupo Financiero as trustee, in order to guaranty the obligations of the Common Agreement and the guaranty trust to be incorporated by the Company and certain Affiliates of the Company as part of the refinancing described in Section 5.16.

“Governmental Entity” shall have the meaning set forth in Section 3.6.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls, lead or lead-based paints or materials.

“IMPAC” shall have the meaning set forth in Section 3.14(b).

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, and excluding ordinary operating leases), (b) any other obligations of such Person that are evidenced by a note, bond, debenture or similar instrument, (c) all obligations under conditional sale or other title retention agreements relating to property purchased, (d) capital lease or sale-leaseback obligations, (e) all liabilities secured by any Lien on any property (other than ordinary operating leases), and (f) any guarantee or assumption of any of the foregoing in clauses (a) through (e) above or guaranty of minimum equity or capital or any make-whole or similar obligation or any other guarantee of indebtedness of a third party.

“Indemnity Cap” shall equal $600,000,000 (six hundred million dollars).

“Indemnity Deductible” shall have the meaning set forth in Section 8.2(b).

“Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and the Company’s Subsidiaries, dated June 30, 2004.

“Interim Financial Statements” shall mean the unaudited Interim Balance Sheet and the related unaudited statements of income, retained earnings and cash flows for the period ended June 30, 2004.

“Lien” means, with respect to any asset (including any security), any security interests, liens, claims, charges, title defects, deficiencies or exceptions (including, with respect to real property leases, subleases, assignments, licenses or other agreements granting to any third party any interest in a real property lease or any right to the use or occupancy of any leased real property), mortgages, pledges, easements, encroachments, restrictions on use, rights-of-way, rights of first refusal, options, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever in respect of such asset.

“Material Contracts” shall have the meaning set forth in Section 3.16(a).

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.8(b).

“Merger Sub” shall have the meaning set forth in the preamble.

“Méxican GAAP” means Méxican generally accepted accounting principles.

“México” shall have the meaning set forth in the preamble.

“MS Common Stock” means shares of common stock, par value $.01 per share, of Merger Sub.

“NOLs” shall have the meaning set forth in Section 3.14(b).

“NYSE” means the New York Stock Exchange.

“Outside Date” shall mean the eight month anniversary of the date of execution of this Agreement.

“Parent” shall have the meaning set forth in the preamble.

“Parent Amendment” shall have the meaning set forth in Section 5.1(a).

“Parent Board” shall have the meaning set forth in the recitals.

“Parent Claims” shall have the meaning set forth in Section 8.1(a).

“Parent Class A Common Stock” shall have the meaning set forth in the recitals.

“Parent Common Stock” shall have the meaning set forth in the recitals.

“Parent Disclosure Schedule” means the schedule of disclosures delivered by Parent to the Seller Parties concurrent with the execution of this Agreement.

“Parent Financial Statements” shall have the meaning set forth in Section 4.7.

“Parent Issuance” shall have the meaning set forth in Section 5.1(b).

“Parent Material Adverse Effect” means any event, change, circumstance, effect or state of facts that is or is reasonably expected to be materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects, assets or liabilities of Parent, taken as a whole, or (b) the ability of Parent to consummate the Merger, except to the extent that such adverse effect results from (i) general economic conditions or changes therein, (ii) financial or securities market fluctuations or conditions, (iii) changes in, or events or conditions affecting, the industries or businesses in which Parent and its Subsidiaries operate, or (iv) the announcement of the transactions contemplated by this Agreement.

“Parent Party” shall have the meaning set forth in Section 8.1(a).

“Parent SEC Documents” shall have the meaning set forth in Section 4.7.

“Parent Stock” shall have the meaning set forth in the recitals.

“Parent Stockholder Approval” means:

(a)           with respect to the Parent Issuance, the affirmative vote of a majority of the votes cast thereon by the holders of the outstanding shares of Parent Stock (provided that the total votes cast on the Parent Issuance represent at least a majority of the total combined voting power of the outstanding shares of Parent Stock entitled to vote thereon);

(b)           with respect to the Authorized Share Amendment:  (i) the affirmative vote of the holders of two-thirds (calculated without giving effect to any super majority voting rights of the holders of Parent Class A Common Stock) of the outstanding shares of Parent Stock entitled to vote thereon; and (ii) the affirmative vote of the holders of shares of Parent Stock representing a majority of the total combined voting power of the outstanding shares of Parent Stock entitled to vote thereon; and

(c)           with respect to the Corporate Governance Amendments, the affirmative vote of the holders of shares of Parent Stock representing a majority of the total combined voting power of the outstanding shares of Parent Stock entitled to vote thereon.

“Permitted Liens” means (a) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, and other similar Liens arising in the ordinary course of business and either (i) for sums not yet due and payable or (ii) such Liens as are less than $5,000,000 in amount and are being contested in good faith and by appropriate proceedings, (b) Liens under any credit agreement in existence on the date hereof, (c) Liens for current Taxes not yet due or payable or being contested in good faith or for supplemental Taxes for which a written notice of assessment has not been received, and (d) any other covenants, conditions, restrictions, reservations, rights and non-monetary Liens incurred or suffered in the ordinary course of business and that (i) do not materially detract from the current use of the applicable real property and (ii) individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or “group” (as defined in the Exchange Act).

“Personnel” shall mean, with respect to the Company and its Subsidiaries, all employees on a full or part-time basis of the Company or any of its Subsidiaries.

“Pre-Closing Environmental Matters” shall mean Remediation at any time to the extent relating to or arising out of any fact, event, or condition existing on or prior to the Closing Date; provided, however, that Pre-Closing Environmental Matters shall not include Remediation with respect to matters set forth in Section 3.17 of the Company Disclosure Schedule or Remediation to the extent required as a result of (i) a change in Environmental Law (including without limitation, any standards for Remediation) after the Closing Date; or (ii) closure of any mine or mining operation, which closure was not itself required by Environmental Law as in effect on or prior to the Closing Date; and provided, further, however, that Pre-Closing Environmental Matters shall be deemed to include the Scheduled Items.

“Proxy Statement” shall have the meaning set forth in Section 5.2.

“Release” shall mean any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment or the workplace of any Hazardous Substance.

“Remediation” shall mean an action of any kind by the Company or any of its Subsidiaries required to respond to an Environmental Claim and/or to comply with Environmental Laws, including but not limited to the following activities:  (i) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work required under Environmental Law; (ii) responding to and/or defending any Environmental Claim alleging potential liability for property damage (including claims for interference with use and diminution in value) or death or injury to Persons; (iii) negotiating with or obtaining any permits, consents, approvals or authorizations from any Governmental Entity necessary to address, correct or respond to an Environmental Claim and/or comply with Environmental Laws; (iv) actions necessary to obtain a written notice from a Governmental Entity with jurisdiction over the real property or at an off-site location under Environmental Laws that no material additional work is required by such Governmental Entity under any Environmental Laws; (v) the use, implementation, application, installation, operation or maintenance on the real property or an off-site location of remedial technologies applied to the surface or subsurface soils, excavation and treatment or disposal of soils at an off-site location, systems for long-term treatment of surface water or groundwater, replacement, removal or encapsulation of friable or damaged asbestos-containing materials, engineering controls or institutional controls required to comply with Environmental Laws; (vi) the design, acquisition and installation of pollution control equipment required under Environmental Laws; and (vii) the discontinuation or modification of certain operations as required to comply with Environmental Laws.

“Representative” shall mean, with respect to any Person, any officer, director, principal, attorney, employee, agent, consultant, accountant or other representative of such Person.

“Restricted Period” shall have the meaning set forth in Section 5.18.

“Scheduled Items” shall mean the matters set forth on Schedule 8.1(a)(i)(3) of the Company Disclosure Schedule.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Parties” means, collectively, AMC, ASC and the Company.

“Special Committee” shall have the meaning set forth in the recitals.

“Special Independent Directors” shall have the meaning ascribed to it in the Parent Amendment.

“Stockholders Meeting” shall have the meaning set forth in Section 5.1.

“Subsidiary” means, with respect to any Person, any other Person, whether incorporated or unincorporated or domestic or foreign to the United States, of which (a) such first Person or any other Subsidiary of such first Person is a general partner (excluding such partnerships where such first Person or any Subsidiary of such first Person does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such first Person or by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

“Subsidiary Transaction” shall mean any transaction either (i) between the Company and any of its Subsidiaries, or (ii) between Subsidiaries of the Company.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax Returns” means all reports, returns, information returns, claims for refund, elections, estimated Tax filings or payments, requests for extension, documents, statements, declarations and certifications and other information required to be filed with respect to Taxes, including attachments thereto and amendments thereof.

“Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind imposed by any Governmental Entity, including income, alternative or add-on minimum tax, gross receipts, sales, use, value-added, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge, together with any related interest, penalty, addition to tax or additional amount, and shall include any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, by contract, or otherwise.

“Third-Party Claim” shall have the meaning set forth in Section 8.1(b).

“Trading Day” shall mean a day on which the NYSE is open for the transaction of business.

“Transaction Dividend” shall mean a cash dividend in the fixed amount of $100 million payable to all of the holders of Parent Stock, such dividend as declared by the Parent Board out of funds legally available for such purpose.

ARTICLE II

THE MERGER

Section 2.1             The Merger.  Subject to the conditions of this Agreement and in accordance with the DGCL, the parties hereto shall consummate the Merger pursuant to which (a) Merger Sub shall merge with and into ASC and the separate corporate existence of Merger Sub shall thereupon cease, (b) ASC shall be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware, and (c) the corporate existence of ASC, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

Section 2.2             Effective Time; Closing.  (a)               As soon as practicable after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VI, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and ASC may agree) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL.  The closing of the Merger (the “Closing”) will take place (i) at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York at 10:00 a.m. New York City time as soon as reasonably practicable (but in any event no later than the third business day) after satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VI (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law) of such other conditions), or (ii) at such other place or time and/or such other date as the parties may agree.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date and time as the parties shall agree and as shall be specified in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

(b)           At the Closing, the parties shall deliver the items provided in Sections 2.9 and 2.10, respectively.

Section 2.3             Effects of the Merger.  The Merger shall have the effects as set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of ASC and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of ASC and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4             Certificate of Incorporation and Bylaws.  (a) The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms and applicable law.

(b)           The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with their terms and applicable law.

Section 2.5             Directors.  The directors of ASC immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified.

Section 2.6             Officers.  The officers of ASC immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such officer’s successor is duly elected or appointed and qualified.

Section 2.7             Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall determine in good faith or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of ASC or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either ASC or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.8             Effect on the Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of ASC, Parent, Merger Sub or any holder of any shares of capital stock of Merger Sub:

(a)           Each share of MS Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of the Surviving Corporation following the Merger.

(b)           All of the shares of ASC common stock issued and outstanding immediately prior to the Effective Time (the “ASC Common Stock”) shall be converted into the right to receive 67,207,640 (sixty-seven million, two hundred and seven thousand and six hundred and forty) shares of Parent Common Stock (the “Merger Consideration”).  The Merger Consideration shall be payable to the holder of shares of ASC Common Stock, without interest thereon, upon the surrender of the certificate or certificates formerly representing the shares of

ASC Common Stock (each, a “Certificate”) in the manner provided in Sections 2.9 and 2.10.  From and after the Effective Time, all such shares of ASC Common Stock so converted into the Merger Consideration shall no longer be outstanding and shall be deemed to be canceled and retired and shall cease to exist, and each holder of a Certificate or Certificates shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate or Certificates in accordance with Section 2.9 and 2.10.

Section 2.9             Deliveries by ASC.  (a)  At the Closing, ASC shall deliver or cause to be delivered to Parent (unless delivered previously) the following:

(i)             the Certificate or Certificates representing the ASC Common Stock;

(ii)          the officer’s certificate referred to in Section 6.1(b)(iv) hereof;

(iii)       the minute books, stock books, stock ledgers and corporate seal of the ASC;

(iv)      all other documents, certificates, instruments or writings, in form and substance reasonably satisfactory to Parent, required to be delivered by ASC at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith; and

(v)         the documents referred to in Section 5.11(b) in form and substance reasonably satisfactory to Parent.

(b)           Post-Closing Deliveries.  AMC shall deliver to the Company, on the following dates, certified copies of the following documents submitted to the competent Méxican tax authorities:

(i)            No later than 16 Business Days after the Closing Date, an income tax return relating to the Contribution filed by the appointed tax representative of AMC; and

(ii)           No later than 15 Business Days after the income tax return referred to in Section 2.9(b)(i) has been filed with the competent Mexican tax authorities, a notice of election to file a tax report submitted jointly by the appointed tax representative of AMC and the independent public accountant described in Section 5.11(b)(i)(2).

(iii)          No later than 31 Business Days after the income tax return referred to in Section 2.9(b)(i) has been filed with the competent Méxican tax authorities, a tax report submitted by the appointed tax representative of AMC as described in Section 5.11(b)(i)(2).

Section 2.10           Deliveries by Parent.  At the Closing, Parent shall deliver or cause to be delivered to ASC (unless delivered previously) the following:

(a)           a certified copy of the Parent Amendment from the Secretary of State of the state of Delaware;

(b)           upon surrender of the Certificate or Certificates for cancellation, a certificate registered in the name of the stockholders of ASC representing the number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Merger Consideration;

(c)           the officer’s certificate referred to in Section 6.1(a)(iii) hereof; and

(d)           all other documents, certificates, instruments or writings in form and substance reasonably satisfactory to ASC, required to be delivered by Parent or Merger Sub at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

Section 2.11           United States Federal Income Tax Treatment.  It is intended by the parties hereto that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meanings of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations promulgated under the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth in Company SEC Documents filed on or prior to the date hereof or in the Company Disclosure Schedule (it being understood that any matter set forth in any section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section of the Company Disclosure Schedule to the extent such matter is disclosed in a way as to make its relevance to the information called for by such other section reasonably clear on its face), each of the Seller Parties hereby, jointly and severally, represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date, as follows:

Section 3.1             Organization and Qualification; Subsidiaries.   (a)  Each of the Seller Parties is a corporation duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be in good standing or to have such power, authority and governmental approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  The Seller Parties have heretofore delivered to Parent accurate and complete copies of the certificate of incorporation and bylaws (or other constituent documents), as currently in effect, of ASC, the Company and the Company’s Subsidiaries.  Section 3.1(a) of the Company Disclosure Schedule sets forth a complete list of the Company’s Subsidiaries.

(b)           Each of the Seller Parties is duly qualified or licensed and, if applicable, in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to affect the validity of this Agreement or in such jurisdictions where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)           ASC and the Company do not own, directly or indirectly, any equity (other than equity of Subsidiaries) or debt (other than debt of Subsidiaries and other than short-term investments of the Company’s working capital in high-grade commercial paper or similar high-grade, short-term instruments) or similar interest in any Person.

Section 3.2             Capitalization of ASC, the Company and the Company’s Subsidiaries.

(a)           The authorized capital stock of the Company consists of 769,604,346 shares of Company Common Stock, of which 769,604,346 are issued and outstanding.  As of the date hereof, AMC is, and at the Closing, ASC will be, the record and beneficial owner, directly and through the Guaranty Trust, of at least 763,034,355 shares of Company Common Stock, representing approximately 99.1463% of the Company Common Stock, and all such shares have been validly issued, fully paid and nonassessable, have been issued free of preemptive rights or in compliance with preemptive rights required by applicable law and are owned free and clear of any Lien.  Except as set forth above, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (iii) equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, “Company Securities”).  Other than as contemplated by this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(b)           The authorized capital stock of ASC consists of:  100 shares of ASC Common Stock, of which 100 shares are issued and outstanding.  AMC is the record and beneficial owner of all of the outstanding shares of ASC Common Stock, and all such shares have been validly issued, fully paid and non-assessable, have been issued free of preemptive rights and are owned free and clear of any Lien.  Except as set forth above, there are no outstanding (i) securities of ASC or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of ASC, (ii) options or other rights to acquire from ASC or any of its Subsidiaries, or obligations of ASC or any of its Subsidiaries to issue or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of ASC, or (iii) equity equivalents, interests in the ownership or earnings of ASC or other similar rights (collectively, “ASC Securities”).  Other than as contemplated by this Agreement, there are no outstanding obligations of ASC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any ASC Securities.

(c)           All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien.  All such shares have been validly issued, fully paid and nonassessable, and have been issued free of preemptive rights or in compliance with preemptive rights required by applicable law.  There are no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Company, no options or other rights to acquire from the Company or any of its Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of, any capital stock or other ownership interests in, or any other securities of, any Subsidiary of the Company.  There are no outstanding equity equivalents, interests in the ownership or earnings or similar rights of any Subsidiary of the Company.  There are no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary of the Company.

Section 3.3             Authority Relative to this Agreement.  Each of the Seller Parties has all the necessary corporate power and authority to execute and deliver this Agreement, as applicable, and to consummate the transactions contemplated hereby, as applicable, in accordance with the terms hereof.  The execution, delivery and performance of this Agreement by each of the Seller Parties and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate action or corporate proceeding on the part of any of the Seller Parties, as applicable, is necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of the Seller Parties and, assuming due and valid authorization, execution and delivery by Parent and Merger Sub, constitutes a valid, legal and binding agreement of each of the Seller Parties, as applicable, enforceable against each of the Seller Parties in accordance with its terms, except that such enforcement may be subject to (i) any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding of law or equity).

Section 3.4             SEC Reports; Company Financial Statements.  Since January 1, 2002, the Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Securities Act and the Exchange Act (any such documents filed since such date and prior to the Closing Date collectively, including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”).  The Company SEC Documents, including any financial statements or schedules included therein, at the time filed, or, in the case of registration statements, on their respective effective dates, (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be and (ii) did not at the time filed (or, in the case of registration statements, at the time of effectiveness), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  No Subsidiary of the Company is required to file any form, report or other document with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.  The financial statements included in the Company SEC Documents (the “Company Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) complied on the date of filing and effectiveness thereof in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto on the date of filing and effectiveness thereof, and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its Subsidiaries as of the times and for the periods referred to therein, except that any Company Financial Statements that are unaudited, interim financial statements were or are subject to normal and recurring year end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount.  The Company Financial Statements included in the Company 2003 Form 20-F (the “Company 2003 Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto).  The Company Financial Statements other than the Company 2003 Financial Statements, have been (i) prepared in accordance with Méxican GAAP, as in effect as of the dates of such financial statements, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC during the periods involved) and (ii) reconciled to GAAP to the extent required by the rules and regulations of the SEC during the periods involved.  To the extent the Interim Financial Statements are not included in the Company Financial Statements, the Interim Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and as permitted by the rules and regulations of the SEC during the period involved), and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its Subsidiaries as of the times and for the periods referred to therein, except that the Interim Financial Statements are subject to normal and recurring year end adjustments which are not expected, individually or in the aggregate, to be material in amount.

Section 3.5             Certifications.  Since August 30, 2002, each Company SEC Document was accompanied by the certifications of the Company’s chief executive officer and chief financial officer to the extent required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and each of the Seller Parties hereby reaffirms, represents and warrants to Parent and Merger Sub, the matters and statements made in such certifications.

Section 3.6             Consents and Approvals, No Violations.  No filing with or notice to, and no permit, authorization, consent or approval of, any federal, state, local or foreign court or tribunal or administrative, governmental, arbitral or regulatory body, agency or authority (a “Governmental Entity”), is required on the part of any of the Seller Parties for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, as applicable, except (a) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (b) the filing of the Certificate of Merger pursuant to the DGCL, (c) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and (d) as set forth in Section 3.6 of the Company Disclosure Schedule.  Neither the execution, delivery and performance of this Agreement by any of the Seller Parties, nor the consummation of the transactions contemplated hereby, as applicable, will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of any of the Seller Parties, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, alteration or acceleration, or result in the creation of a Lien on any property or asset of ASC, the Company or any of the Company’s Subsidiaries, or trigger any rights of first refusal) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which ASC, the Company or any of the Company’s Subsidiaries is a party or by which any of them or any of their respective properties, capital stock or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to ASC, the Company or any of the Company’s Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) above for violations, breaches, defaults or other occurrences that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.7             No Default.  None of ASC, the Company or any of the Company’s Subsidiaries is in default, breach or violation (and no event has occurred that with notice or the lapse of time or both would constitute a default, breach or violation) of any term, condition or provision of (a) its certificate of incorporation or bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which ASC, the Company or any of the Company’s Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to ASC, the Company, any of the Company’s Subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) above for violations, breaches or defaults that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.8             No Undisclosed Liabilities; Absence of Changes. (a)  Except (i) for liabilities incurred since December 31, 2003 in the ordinary course of business consistent with past practice, or (ii) for liabilities and obligations reasonably required by the Merger or any other transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has, or has incurred since such date, any material liabilities or obligations of any nature, whether or not absolute, accrued, contingent or otherwise, that would be required to be reflected or reserved against on a consolidated balance sheet, or in the notes thereto, of the Company and its Subsidiaries prepared in accordance with GAAP.  Since December 31, 2003, there has not been any Company Material Adverse Effect.

(b)           Other than as reasonably required by this Agreement, since December 31, 2003, and prior to the date hereof, the Company and its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice.

Section 3.9             ASC.  Except as is necessary to consummate the Merger, ASC is not subject to any liabilities or obligations of any nature, whether or not absolute, accrued, contingent or otherwise.  Except as related to transactions with Parent, the Company or any of their Subsidiaries, ASC has not: (i) engaged in any activities; (ii) owned any assets; or (iii) been subject to any liabilities (including, without limitation, Tax liabilities), except in the case of (i) or (ii) above for consummation of the Contribution and its ownership of Company Common Stock.

Section 3.10           Compliance with Applicable Law.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:  (a) the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted (“Company Permits”); (b) there has not occurred any default under, or violation of, or failure of compliance under, any such Company Permit; and (c) the businesses of the Company and its Subsidiaries are not being, and have not been, conducted in violation of any law, ordinance, regulation, order, judgment, injunction, writ or decree of any Governmental Entity.

Section 3.11           Employee Benefit Matters. (a)  Section 3.11(a) of the Company Disclosure Schedule sets forth a complete list of all material plans, programs, arrangements, agreements or commitments which are an employment, consulting, termination or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation, or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan,” covering any Personnel, to which the Company or any of its Subsidiaries has any obligation to contribute, or with respect to which any such entity has any liability (including any liability arising out of an indemnification, guarantee, hold harmless or similar agreement), including, but not limited to, any “savings fund” (fondo de ahorro o caja de ahorro), any “profit sharing guarantee agreement” (convenio de pago garantizado de reporto de utilidades) or “golden parachute severance payments” and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, termination, indemnity, employment, change of control or fringe benefit plan, program, arrangement or agreement that provides benefits to any current or former employee or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof or with respect to which the Company or any of its Subsidiaries could have a material liability and excluding any plan, program, arrangement, agreement or commitment established, created or imposed by applicable law (any such plan, a “Benefit Plan” and collectively, the “Benefit Plans”).  The Company has made available to Parent for each Benefit Plan, if applicable, true and complete copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plan, a description thereof) and any amendment thereto, and (ii) the most recent actuarial report.  Except as set forth on Schedule 3.11(a), there are no Benefit Plans of the Company or any of its Subsidiaries that are pension plans in the nature of excess or supplemental plans.

(b)           The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, officer, consultant or director of the Company or any Subsidiary, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company to amend or terminate any Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes.

(c)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all Benefit Plans (i) have been maintained in accordance with applicable laws and all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and

(iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 3.12           Labor Matters.(a)  (i) No Personnel are represented by any labor union or other labor representative, (ii) there are no collective bargaining agreements or other similar arrangements in effect with respect to any Personnel and (iii) except as, individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect, no Person has attempted, since January 1, 2002, to represent or organize or purport to represent for bargaining purposes any Personnel.

(b)           Except as, individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) since January 1, 2002, there has not occurred or been threatened any strikes, slow downs, picketing, work stoppages, concerted refusals to work or other similar labor activities with respect to any Personnel and (ii) no material grievance or arbitration or, to the Company’s Knowledge, other proceedings before any Governmental Entity arising out of or under any collective bargaining agreement relating to the Company or any of its Subsidiaries is pending or, to the Company’s knowledge, threatened.

(c)           Except as, individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect and except for matters arising in the ordinary course of business which are immaterial to the Company and its Subsidiaries or which have been resolved, each of the Company and its Subsidiaries is in compliance with all legal requirements relating to the employment of former, current, and prospective Personnel and “leased employees” including all such legal requirements relating to wages, hours, social security, collective bargaining, employment discrimination, immigration, disability, civil rights, safety and health, workers’ compensation and pay equity and has timely prepared and filed all appropriate forms (including all immigration and naturalization papers) required by any relevant Méxican authority.

(d)           Except as, individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect (i) there are no material liabilities, whether absolute or contingent, to any Personnel relating to workers compensation benefits that are not fully insured against by a bona fide third-party insurance carrier; and (ii) with respect to each workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under the insurance policy or fund have been paid, all premiums required to be paid under the insurance policy or fund through the Closing Date will have been paid on or before the Closing Date and, as of the Closing Date, there will be no material liability of the Company and its Subsidiaries under any such insurance policy, fund or ancillary agreement with respect to such insurance policy or fund in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

Section 3.13           Intellectual Property. (a)  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries owns or has the right to use all

Company Intellectual Property, free and clear of all Liens, other than Permitted Liens,  The Company Intellectual Property constitutes all of the intellectual property rights necessary to carry on the Company’s business as currently conducted.

(b)           To the Company’s Knowledge, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate, dilute or violate any intellectual property rights owned or controlled by any Person, except as, individually or in the aggregate, has not had and would not reasonably be expected to have or otherwise result in a Company Material Adverse Effect, (ii) there are no material claims or suits pending or threatened, and neither the Company nor any of its Subsidiaries has received notice of any such material claim or suit (A) alleging that the conduct of the business of the Company or any of its Subsidiaries infringes upon, violates or constitutes the unauthorized use of the intellectual property or proprietary rights of any Person or (B) challenging the ownership, use, validity or enforceability of the Company Intellectual Property, and (iii) no material Company Intellectual Property is being violated, misappropriated, diluted or infringed upon by any Person.

Section 3.14           Taxes.  (a)  The Company and its Subsidiaries have filed all material Tax Returns with the appropriate Governmental Entities that are required by applicable laws to be filed by them, and such Tax Returns are complete and accurate in all material respects.  Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any such material Tax Return.  The Company and its Subsidiaries have paid all material Taxes that have become due, whether or not shown on any Tax Return, other than those Taxes being contested in good faith through appropriate proceedings for which provision has been made in accordance with GAAP on the most recent consolidated balance sheet of the Company set forth in the Company Financial Statements.  Since the date of the most recent consolidated balance sheet of the Company set forth in the Company Financial Statements, neither ASC, the Company nor any Company Subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice, subject to such exceptions as would not be reasonably expected to have a Company Material Adverse Effect.  The Company and its Subsidiaries have not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any material Tax liabilities of the Company or any of its Subsidiaries for the taxable years prior to and including the most recent taxable year.  The Company and its Subsidiaries are not a party to any tax sharing, allocation or indemnity agreement or arrangement (other than with the Company and its Subsidiaries).  There is no audit, examination, deficiency, or refund litigation pending or in progress with respect to any material Taxes of the Company or its Subsidiaries and no taxing authority has given written notice of the commencement of (or its intent to commence) any audit, examination or deficiency litigation with respect to any material Taxes of the Company or its Subsidiaries.  There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings, subject to such exceptions as would not be reasonably expected to have a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary is responsible for the Taxes of any other Person (other than the Company or a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or by contract, that would reasonably be expected to have a Company Material Adverse Effect.

(b)           Section 3.14(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of June 30, 2004 of the net operating losses (“NOLs”) and the recoverable asset tax balances on a historical basis (“IMPAC”) of the Company (including the NOLs and IMPAC determined on a consolidated basis) and each Company Subsidiary for Méxican income tax purposes and the corresponding expiration dates of such NOLs and IMPAC.

(c)           None of AMC, ASC, the Company or any of the Company’s Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d)           No consideration was provided to AMC for the contribution of shares of Company Common Stock pursuant to the Contribution other than the actual or deemed issuance of shares of ASC common stock.

Section 3.15           Absence of Litigation.  There are no suits, claims, actions, proceedings or investigations pending or, to Company’s Knowledge, threatened against or involving ASC, the Company or any of the Company’s Subsidiaries, or any properties of the Company or any of its Subsidiaries, before any Governmental Entity, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.  Neither ASC, the Company nor any of the Company’s Subsidiaries, nor any of their respective properties or assets, is subject to any order, writ, judgment, injunction, decree, determination or award which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16           Material Contracts.  (a)  Except for contracts filed as exhibits to the Company’s Annual Report on Form 20-F for the year ended December 31 2003 (the “Company 2003 Form 20-F”), Section 3.16(a) of the Company Disclosure Schedule lists, as of the date hereof, each of the following contracts and agreements (including oral agreements) of the Company and each of its Subsidiaries (such contracts and agreements, together with all contracts and agreements disclosed in Section 3.16(a) of the Company Disclosure Schedule or filed as exhibits to the Company 2003 Form 20-F, being “Material Contracts”):

(i)            each contract, agreement and other arrangement for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company and each of its Subsidiaries or otherwise related to the businesses of the Company and each of its Subsidiaries, other than purchase orders in the ordinary course of business consistent with past practice, under the terms of which the Company or any of its Subsidiaries: (A) is likely to pay or otherwise give consideration of more than $10,000,000 in the aggregate during the calendar year ended December 31, 2004; or (B) is likely to pay or otherwise give consideration of more than $30,000,000 in the aggregate over the remaining term of such contract;

(ii)           each contract, agreement and other arrangement for the sale of inventory or other property or for the furnishing of services by the Company or any of its Subsidiaries, other than purchase orders in the ordinary course of business consistent with past practice, that: (A) is likely to involve consideration of more than $10,000,000 in the aggregate during the calendar year ended December 31, 2004; or (B) is likely to involve consideration of more than $30,000,000 in the aggregate over the remaining term of the contract;

(iii)  all contracts and agreements relating to Indebtedness of the Company or any of its Subsidiaries or to any direct or indirect guaranty by the Company or any of its Subsidiaries of Indebtedness of any other Person, other than any such contracts or agreements as do not involve more than $10,000,000 individually or $50,000,000 in the aggregate;

(iv)  all material contracts, agreements, commitments, written understandings or other arrangements with any Governmental Entity, to which the Company or any of its Subsidiaries is a party;

(v)   all contracts and agreements containing any provision or covenant limiting or purporting to limit the ability of the Company or any of its Subsidiaries in any material respect to (i) engage in any line of business or (ii) compete with or obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries, in each case, in any geographic area or during any period of time;

(vi)  all Affiliate Transactions, other than Subsidiary Transactions, that (A) are likely to involve consideration of more than $5,000,000 in the aggregate during the calendar year ended December 31, 2004; or (B) are likely to involve consideration of more than $15,000,000 in the aggregate over the remaining term of the contract;

(vii) all other contracts and agreements, including, without limitation, licenses of Company Intellectual Property by or to the Company, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries, taken as a whole, or the conduct of the business of the Company and its Subsidiaries, taken as a whole, or the absence of which, in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.

(b)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract: (i) is legal, valid and binding on the Company or its respective Subsidiary party thereto and, to the Company’s Knowledge, the other parties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement shall be in full force and effect without penalty or other adverse consequence.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach of, or default under, any Material Contract.  Neither the Company nor any Subsidiary has received any written notice of a material default (which has not been cured), offset or counterclaim under any Material Contract, or any other written communication calling upon it to comply with any provision of any Material Contract or asserting noncompliance therewith or asserting the Company or any Subsidiary has waived or altered its rights thereunder, nor has the Company or any Subsidiary received any written notice that any party to any Material Contract intends or is threatening to terminate any Material Contract.

(c)           No other party to any Material Contract is, to the Company’s Knowledge, in material breach thereof or default thereunder.

Section 3.17           Environmental Laws and Regulations.  (a) (i) the Company and each of its Subsidiaries is in compliance with all Environmental Laws, except for such non-compliance that individually or in the aggregate would not have a Company Material Adverse Effect, which compliance includes the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws for their respective current operations, and compliance with the terms and conditions thereof; (ii) during the immediately preceding four years, neither the Company nor any of its Subsidiaries has received written notice of, or is the subject of, any Environmental Claim.

(b)           There are no Environmental Claims that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect that are pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.

(c)           Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, there have been no Releases of Hazardous Substances in quantities that could trigger the need for investigation and/or remediation by the Company or any of its Subsidiaries pursuant to Environmental Laws.

(d)           The only representations and warranties given in respect of environmental matters and agreements relating thereto are those contained in this Section 3.17 and none of the other representations and warranties shall be deemed to constitute, directly or indirectly, a representation or warranty in respect of environmental matters or agreements relating thereto.

Section 3.18           Title to Assets; Sufficiency of Assets.  (a) The Company and its Subsidiaries have good and valid title, free and clear of all Liens (other than Permitted Liens), to all assets that they use in the operation of the business of the Company and its Subsidiaries, including all such assets reflected in the Company Balance Sheet as being owned by the Company and its Subsidiaries, except for such assets disposed of to third parties since December 31, 2003 in the ordinary course of business, consistent with past practice and which disposals, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  The tangible personal property of the Company and its Subsidiaries is generally in good working order, reasonable wear and tear excepted, and is suitable for the use for which it is intended in all material respects.

(b)           Schedule 3.18(b) lists all “concesiones mineras” owned by the Company or its Subsidiaries and identifies the owner thereof, the geographical location and the term of each of such concession title.  Each of the Company and its Subsidiaries, as applicable, has rights under all “concesiones mineras” held by it, free and clear of all Liens, and all such concession titles are duly registered with the Registro Público de Minería.

(c)           Upon consummation of the Merger, the Company and its Subsidiaries will own or have valid rights to use all of the rights, facilities, assets, properties and interests which are used in, and are sufficient for, the operation of the business of the Company and its

Subsidiaries in the manner in which such business was conducted during the fiscal year ended December 31, 2003 and since such time in all material respects.

Section 3.19           Brokers.  Other than UBS Securities LLC whose fees are the sole responsibility of AMC, no broker, finder, investment banker or other intermediary is or might be entitled to any brokerage, finders’ or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ASC or the Company.

Section 3.20           Proxy Statement; Information.  None of the information supplied by any of the Seller Parties in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time filed with the SEC, at the time mailed to the stockholders of Parent or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.21           Affiliate Transactions.  All Affiliate Transactions, other than Subsidiary Transactions, have been conducted in the ordinary course of business consistent with past practice on an arms length basis at substantially prevailing market prices and on substantially prevailing market terms.  No director or officer of any of the Seller Parties and no member of any such person’s immediate family, is currently, or since January 1, 2002 has been, a party to any transaction with the Company or any of its Subsidiaries, including, without limitation, any contract (a) providing for the furnishing of services by, (b) providing for the lease or rental of real or personal property from, (c) providing for the borrowing or loaning of money or other property to or (d) otherwise requiring payments to (other than for dividends or distributions to all holders of Company Common Stock in his or her capacity as such or for services as officers, directors or employees of the companies), any such person or any corporation, partnership, trust or other entity in which any such person has an interest as a holder of Company Common Stock, or as an officer, director, trustee or partner.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent SEC Documents filed on or prior to the date hereof or in the Parent Disclosure Schedule (it being understood that any matter set forth in any section of the Parent Disclosure Schedule shall be deemed disclosed with respect to any other section of the Parent Disclosure Schedule to the extent such matter is disclosed in a way as to make its relevance to the information called for by such other section reasonably clear on its face), Parent and Merger Sub hereby represent and warrant to the Seller Parties, as of the date hereof and as of the Closing Date, as follows:

Section 4.1             Organization.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate or similar power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Merger Sub has not engaged in any activities, owned any assets or been subject to any liabilities, except as is necessary to effect the Merger.

Section 4.2             Authority Relative to this Agreement.  (a)      Each of Parent and Merger Sub has all the necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining Parent Stockholder Approval, to consummate the transactions contemplated hereby in accordance with the terms hereof.  The execution, delivery and performance of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action.  The Parent Board, based on the recommendation of the Special Committee, has adopted a resolution declaring the advisability of the Parent Amendment and directed that the Parent Amendment and the Parent Issuance be submitted for consideration by the stockholders of Parent, and, except for obtaining Parent Stockholder Approval, no other corporate action or corporate proceeding on the part of Parent is necessary to authorize the execution and delivery by Parent of this Agreement and the consummation by it of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and, assuming due and valid authorization, execution and delivery by each of the Seller Parties, constitutes a valid, legal and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that such enforcement may be subject to (i) any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding of law or equity).

(b)           (i) The Special Committee has been duly authorized and constituted, and (ii) the Special Committee, at a meeting thereof duly called and held on October 21, 2004, (A) determined that this Agreement and the Merger are fair to and in the best interests of Parent’s stockholders (other than Affiliates of ASC), (B) determined that this Agreement and the Merger should be approved and declared advisable by the Parent Board and Merger Sub Board and (C) resolved to recommend that the stockholders of Parent and Merger Sub approve and adopt the Parent Amendment and approve the Parent Issuance.

(c)           The Parent Board, at a meeting thereof duly called and held on October 21, 2004 based on the recommendation of the Special Committee, (i) determined that this Agreement and the Merger are fair to and in the best interests of the Parent and its stockholders (other than Affiliates of ASC), (ii) approved and declared advisable this Agreement and the Merger, and (iii) resolved to recommend that the Parent’s stockholders approve and adopt the Parent Amendment and approve the Parent Issuance.

Section 4.3             Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, any applicable state securities or blue sky laws, required filings with CONASEV and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Neither the execution, delivery and performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (i) assuming receipt of the Parent Stockholder Approval, conflict with or result in any breach of any provision of the certificates of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, or result in the creation of a Lien on any property or asset of Parent or any of its Subsidiaries, or trigger any rights of first refusal) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which either of them or their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets, except in the case of (ii) or (iii) above for violations, breaches, defaults or other occurrences that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4             Capitalization.  As of the date of this Agreement, Parent has authority to issue a total of 100,000,000 Parent Stock, consisting of 65,900,833 authorized shares of Parent Class A Common Stock of which 65,900,822 are issued and outstanding and 34,099,167 authorized shares of Parent Common Stock of which 14,116,552 are issued and outstanding.  As of the date of this Agreement, Merger Sub has authority to issue 100 shares of MS Common Stock, 100 of which shares are issued and outstanding, all of which issued and outstanding shares are owned by Parent.  All the issued and outstanding shares of capital stock of, or other ownership interests in, each of Parent and Merger Sub have been duly authorized, validly issued, are fully paid and nonassessable, owned free and clear of all Liens, and free of any preemptive or other similar right.  After the Closing, the shares of Parent Common Stock constituting the Merger Consideration will be duly authorized, validly issued, and fully paid and nonassessable.

Section 4.5             No Default.  None of Parent or Merger Sub is in default, breach or violation (and no event has occurred that with notice or the lapse of time or both would constitute a default, breach or violation) of any term, condition or provision of (a) its certificate of incorporation or bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Parent or Merger Sub or any of their respective properties or assets, except in the case of (b) or (c) above for violations, breaches or defaults that, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.6             Information Supplied.  The Proxy Statement relating to the Parent Stockholder Approval and any other documents to be filed by Parent with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby will (in the case of the Proxy Statement and any such other documents filed with the SEC under the Exchange Act or the Securities Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Parent, and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.7             SEC Reports; Parent Financial Statements.  Since January 1, 2003, Parent has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Securities Act and the Exchange Act (any such documents filed since such date and prior to the Closing Date collectively, including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”).  Parent SEC Documents, including any financial statements or schedules included therein, at the time filed, or, in the case of registration statements, on their respective effective dates, (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be and (ii) did not at the time filed (or, in the case of registration statements, at the time of effectiveness), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  No Subsidiary of Parent is required to file any form, report or other document with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.  The financial statements included in Parent SEC Documents (the “Parent Financial Statements”) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) complied on the date of filing and effectiveness thereof in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto on the date of filing and effectiveness thereof, (iii) have been prepared in accordance with GAAP as in effect as of the dates of such financial statements applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC during the periods involved), and (iv) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of Parent and its Subsidiaries as of the times and for the periods referred to therein, except that any Parent Financial Statements that are unaudited, interim financial statements were or are subject to normal and recurring year end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount.

Section 4.8             State Takeover Statute Inapplicable.  The Parent Board and the Special Committee have approved this Agreement and the transactions contemplated hereby as required under any applicable state takeover laws so that any such state takeover laws (including the prohibitions under Section 203 of the DGCL) will not apply to this Agreement or any of the transactions contemplated hereby.

Section 4.9             Reorganization.  Neither Parent nor Merger Sub has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.10           Acquisition of Shares for Investment.  Each of Parent and Merger Sub is acquiring the Company Common Stock for its own account for investment purposes only and not with a view toward, or for a sale in connection with any distribution thereof, or with any present intention of distributing or selling any of such in violation of federal or state securities laws and with no present intention of distributing or reselling any part thereof.

Section 4.11           Brokers.  Other than Goldman, Sachs & Co., no broker, finder, investment banker or other intermediary is or might be entitled to any brokerage, finders’ or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which ASC or its Affiliates would be liable either prior to or after the Effective Time.

Section 4.12           Opinion of Financial Advisor.  Goldman, Sachs & Co. has delivered its opinion to the Special Committee to the effect that, as of the date of this Agreement, and subject to the factors and qualifications contained in the written opinion of Goldman, Sachs & Co., the exchange of 67,207,640 newly-issued shares of Company Common Stock for 99.1463% of the outstanding shares of the Company currently owned by AMC, the controlling stockholder of Parent, is fair from a financial point of view to the Parent.

ARTICLE V

COVENANTS

Section 5.1             Stockholders Meeting.  Parent, acting through the Parent Board in accordance with its certificate of incorporation and bylaws, shall, as promptly as practicable following the date of this Agreement and in consultation with ASC, take all action reasonably necessary, except as otherwise provided for herein, to seek the Parent Stockholder Approval at a duly called and noticed meeting of the Parent’s stockholders (the “Stockholders Meeting”) for:

(a)           the adoption of an amendment to Parent’s Restated Certificate of Incorporation to (i) increase the number of authorized shares of Parent Common Stock to permit the issuance of Parent Common Stock in accordance with this Agreement and the transactions contemplated by this Agreement (the “Authorized Share Amendment”) and (ii) implement changes to the composition and responsibilities of certain committees of the Parent Board (the “Corporate Governance Amendments” and together with the Authorized Share Amendment, the “Parent Amendment”), in each case in the form attached hereto as Exhibit A; and

(b)           the issuance of Parent Common Stock pursuant to this Agreement (the “Parent Issuance”).  Subject to Section 5.9(b), Parent shall include in the Proxy Statement the recommendation of the Special Committee and the Parent Board, based on the recommendation of the Special Committee that the stockholders of Parent adopt and approve the Parent Amendment and approve the Parent Issuance, and shall use its best efforts to obtain such adoption and approval.

Section 5.2             Proxy Statement.  Promptly following the date of this Agreement, the Seller Parties and Parent shall, except as otherwise provided for herein, cooperate in preparing a proxy statement or information statement that meets the requirements of the Exchange Act (together with any amendments thereof or supplements thereto, the “Proxy Statement”) to seek adoption and approval of the Parent Amendment and the approval of the Parent Issuance by Parent’s stockholders.  Parent shall use its commercially reasonable efforts to cause the Proxy

Statement to be mailed to Parent’s stockholders as promptly as reasonably practicable.  The Seller Parties and Parent each agree to correct any information provided by it for use in the Proxy Statement that shall have become false or misleading.  Parent will promptly notify the Seller Parties of the receipt of any comments from the SEC and any request by the SEC for any amendment to the Proxy Statement or for additional information.  Parent shall consult with the Seller Parties with respect to all filings with the SEC, including the Proxy Statement, and all mailings to Parent’s stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review and comment by the Seller Parties, and shall be reasonably acceptable to the Seller Parties.  Each of the Seller Parties will furnish (or cause to be furnished) to Parent the information relating to it and its Affiliates required by the Exchange Act to be set forth in the Proxy Statement.  Parent agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to the Parent’s stockholders at the earliest practicable time.

Section 5.3             Conduct of Business of the Company.  Each of the Seller Parties hereby covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as otherwise expressly contemplated by this Agreement, ASC shall not engage in any transaction or activities, and shall cause the Company and the Company’s Subsidiaries to each, (i) operate its business in the usual and ordinary course consistent with past practice, (ii) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and maintain its relationships with its respective principal customers, suppliers and other persons with which the Company or any of the Company’s Subsidiaries has significant business relations and (iii) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted.  Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, Sections 5.3(a)-5.3(m) of the Company Disclosure Schedule or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), ASC shall not, and shall not permit the Company or the Company’s Subsidiaries to, do any of the following:

(a)           amend or propose to amend its certificate of incorporation or bylaws (or other governing documents);

(b)           authorize for issuance, issue, sell, deliver, or agree or commit to issue, sell or deliver, dispose of, encumber or pledge (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities, or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

(c)           split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of the Company’s securities or any securities of the Company’s Subsidiaries;

(d)           (i) incur, assume or guarantee any Indebtedness or issue any debt securities, other than in the ordinary course of business consistent with past practice; (ii) pledge or otherwise encumber shares of capital stock of ASC, the Company or any of the Company’s Subsidiaries; or (iii) mortgage, pledge or otherwise encumber any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon other than Permitted Liens in the ordinary course of business, consistent with past practice;

(e)           adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization;

(f)            (i) except as may be required by law or existing agreements, plans or arrangements as in effect as of the date hereof, or in the ordinary course of business consistent with past practice, pay, agree to pay, grant, issue or accelerate payments or benefits pursuant to any Benefit Plan in excess of the payments or benefits provided under such Benefit Plan as of the date hereof, (ii) except (A) for increases in the ordinary course of business consistent with past practice for employees other than officers and directors of the Company that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, or (B) as required under existing agreements or in the ordinary course of business consistent with past practice, increase in any manner the salary or fees or benefits of any director, officer, consultant or employee, or (iii) except as may be required by law or by existing agreements or arrangements as in effect on the date hereof, amend (other than amendments made in the ordinary course of business consistent with past practice) any Benefit Plan in a manner that would materially increase its cost to the Company or its Subsidiaries or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement;

(g)           acquire, sell, transfer, lease, encumber, fail to maintain or dispose of any assets or property, tangible or intangible, outside the ordinary course of business or any assets (other than inventory in the ordinary course consistent with past practice and other than obsolete or non-core assets) that, in the aggregate, are material to the Company and its Subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice that would be material to the Company and its Subsidiaries taken as a whole;

(h)           except as may be required as a result of a change in Méxican law, Méxican GAAP, GAAP or SEC rules and regulations affecting financial reporting, change any of the financial accounting principles or practices used by it;

(i)            (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice that would be a Material Contract; (iii) engage in any Affiliate Transaction, other than a Subsidiary Transaction, which, individually, is in excess of $5,000,000 or, in the aggregate, are in excess of $15,000,000 or (iv) authorize any new capital expenditure except in the ordinary course of business;

(j)            make any material Tax election, change any material method of Tax accounting or settle or compromise any material Tax liability or refund of the Company or any of its Subsidiaries;

(k)           except in the ordinary course of business consistent with past practice, (i) terminate, amend or modify (in any material respect), or waive any material provision of, any Material Contract, or (ii) amend, modify or change (in any material respect) any material policies or procedures governing product sales or returns or the treatment of accounts receivable;

(l)            take, or agree in writing or otherwise to take, any of the actions prohibited in Sections 5.3(a) – 5.3(k).

Section 5.4             Notification of Certain Matters.  The Seller Parties, Merger Sub and Parent each shall give prompt notice to the others of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate, or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, and (b) any failure of a party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not affect the representations, warranties or covenants of the parties hereto or limit or otherwise affect the remedies available to the Seller Parties, Parent or Merger Sub hereunder.

Section 5.5             Access to Information.  Between the date hereof and the Effective Time, each party to this Agreement, upon reasonable request from another party to this Agreement, (the “Requesting Party”), will give the Requesting Party and its authorized representatives (and in the case of the Company, to Persons providing or committed or proposing to provide the Company with financing and their representatives) reasonable access during normal business hours to its employees, plants, offices, warehouses and other facilities and properties and to all books and records (including Tax Returns and work papers of its independent auditors, when available) and to that of its Subsidiaries and will permit the Requesting Party and its authorized representatives to make such inspections (including any physical inspections or soil or groundwater investigations) as the Requesting Party may reasonably request and will instruct its officers and employees and those of its Subsidiaries to furnish to the Requesting Party and its authorized representatives such financial and operating data and other information with respect to its business and properties and any of its Subsidiaries as the Requesting Party may from time to time reasonably request; provided that no party shall be required to provide any such information if the Requesting Party is not subject to a confidentiality agreement for the benefit of such party.  All information obtained by Persons pursuant to this Section 5.5 shall be kept confidential.

Section 5.6             Additional Agreements, Commercially Reasonable Efforts.  (a) Prior to the Effective Time, upon the terms and subject to the conditions of this Agreement, each of the Seller Parties, Parent and Merger Sub agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws, rules or regulations to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party, including any Governmental Entity, and (ii) the satisfaction of the other parties’ conditions to the consummation of the Merger. Without limiting this Section 5.6, Parent and the Seller Parties shall each use its commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court by any Person.  In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to the consummation of the Merger.  In furtherance of and not in limitation of the foregoing, each party shall permit the other party to reasonably participate (subject to such party’s right to control) in the defense and settlement of any claim, suit or cause of action relating to this Agreement, the Merger or the other transactions contemplated hereby, and no party shall settle or compromise any such claim, suit or cause of action without the other party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(b)           Prior to the Effective Time, the Seller Parties or their respective Affiliates, on the one hand, and Parent or its Subsidiaries, on the other hand, shall permit the other parties hereto to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed written (or any material proposed oral) communication with any Governmental Entity regarding any of the transactions contemplated by this Agreement.  The Seller Parties or their respective Affiliates, on the one hand, and Parent or its Subsidiaries, on the other hand, shall promptly inform the other parties hereto of, and if in writing, furnish the other parties with copies of (or, in the case of material oral communication, advise the other parties orally of) any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement.  If any of the Seller Parties or their respective Affiliates, on the one hand, or Parent or its Subsidiaries, on the other hand, receives a request for additional information or documentary material from any such Governmental Entity with respect to the Merger, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties hereto, an appropriate response in compliance with such request.  None of the Seller Parties or their respective Affiliates, on the one hand, or Parent or its Subsidiaries, on the other hand, shall participate in any meeting with any Governmental Entity with respect to the Merger unless it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat.  To the extent not otherwise provided in this Section 5.6(b), the Seller Parties or their respective Affiliates, on the one hand, and Parent or its Subsidiaries, on the other hand, shall furnish the other parties hereto with copies of all correspondence, filings and communications between it and any such Governmental Entity with respect to the Merger, provided that either the Company or Parent or an Affiliate of Parent may redact any information from such correspondence, filings, and communications that discusses or reflects its valuation of the Merger.  Tax return filings in the ordinary course and Tax proceedings with a Governmental Entity shall not be subject to the above provisions of this Section 5.6(b).  The Seller Parties or their respective Affiliates, on the one hand, and Parent or its Subsidiaries, on the other hand shall furnish the other parties hereto with such necessary information and reasonable assistance as such other parties may reasonably request in connection with their preparation of necessary filings or submissions of information to any Governmental

Entity.  To the extent that transfers of Company Permits are required as a result of execution of this Agreement or consummation of the Merger, the Seller Parties and Parent shall use all commercially reasonable efforts to effect such transfers.

(c)           Between the date hereof and the Closing, Parent and the Seller Parties shall use their commercially reasonable efforts to identify and secure or provide any consents or notices required as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d)           Whether prior to or after the Closing, the Company shall, and the other Seller Parties and Parent shall cause the Company to, use commercially reasonable efforts to obtain any consents, permits or licenses related to the Scheduled Items.

(e)           Prior to the Closing Date, AMC shall effect the Contribution.

Section 5.7             Public Announcements.  Parent, Merger Sub and each of the Seller Parties, as the case may be, will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger, or the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or national market system to which Parent, its Affiliates, the Company or the Company’s Subsidiaries is a party.  If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or national market system in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof.  The parties hereto have agreed on the text of the joint press release by which announcement of the execution of this Agreement will be made.

Section 5.8             Listing Application.  Parent shall prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock to be issued in connection with the Merger, and shall use its reasonable efforts to obtain, prior to the Closing Date, approval for the listing of such shares of Parent Common Stock subject to official notice of issuance.

Section 5.9             Change of Recommendation.  (a)      Except as permitted by Section 5.9(b), neither the Special Committee nor the Parent Board shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Seller Parties, its recommendation in favor of the Parent Amendment or the Parent Issuance.  Nothing contained in this Agreement shall prevent the Special Committee or Parent Board from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

(b)           In the event that, prior to the Effective Time the Special Committee believes, in its good faith judgment, after receiving the advice of its outside legal counsel, that failing to do so would create a reasonable likelihood of breaching its fiduciary duties under applicable law, the Special Committee (and Parent Board acting on the recommendation of the Special Committee) may (subject to this Section 5.9(b)) withdraw or modify its approval or recommendation in favor of the Parent Amendment or the Parent Issuance, provided that it gives the Seller Parties three days’ prior written notice of its intention to do so.  Any such withdrawal or modification of the recommendation shall not change the approval of the Special Committee and the Parent Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or change the obligation of Parent to present the Parent Amendment and Parent Issuance for approval and adoption at the Stockholders Meeting.

Section 5.10           Privilege.  The parties agree and acknowledge that the disclosure, provision or furnishing of information, directly or indirectly, by a Seller Party, Parent, or Merger Sub under this Agreement shall not be deemed a waiver of any privilege under applicable law that has been or may be asserted, including privileges arising under or relating to the attorney-client relationship (which shall include the attorney-client and work product privileges).

Section 5.11           Certain Tax Matters. (a)      United States Tax Matters.  The parties agree and acknowledge that they will not take any action that prevents the Merger from being treated as a tax-free reorganization pursuant to Section 368(a) of the Code and shall not take any position inconsistent with the foregoing on any Tax Return, unless required by law.

(b)           Méxican Tax Matters.  In accordance with Méxican Tax law and pursuant to paragraphs 5 and 6 of Article 190, AMC has delivered or caused to be delivered to the Company:

(i)    A letter, in form and substance reasonably satisfactory to Parent, issued by AMC’s appointed tax representative informing the Company that he will carry out the following, according to terms established in Article 190 and Article 263 of the regulations to the Méxican Federal Income Tax Law, on AMC’s behalf:

(1)                                  compute and pay, if any, Méxican income tax on the gain obtained in the Contribution; and

(2)                                  have an independent public accountant in México submit a tax report on the gain obtained and income tax computed and paid as described in subsection (b)(i)(1) above.

(ii)   A certified copy, in form and substance reasonably satisfactory to Parent, of the notice of appointment of the tax representative of AMC as required under Article 190.

Section 5.12           Dividends.  AMC shall use its best efforts to cause the Parent Board to declare, set aside and pay the quarterly cash dividend related to the third quarter of fiscal year 2004 to all of the holders of Parent Stock out of funds legally available for such purpose and consistent with past practice.  In addition, AMC hereby covenants and agrees that it shall use its best efforts to cause the Parent Board to declare and pay the Transaction Dividend prior to the Closing Date.

Section 5.13           Standstill.  Each of the Seller Parties agrees that, prior to the date of the Parent Stockholder Approval, neither it nor any of its Affiliates will in any manner, directly or indirectly acquire or agree to acquire any shares of Parent Stock.

Section 5.14           Company Indebtedness.  AMC agrees that, as of the Closing Date, the aggregate outstanding amount of Indebtedness of the Company and its Subsidiaries (plus minority interests (as calculated in accordance with GAAP consistent with past practice) less the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries) on a consolidated basis shall not exceed $1,000,000,000.

Section 5.15           Enforcement of Parent’s Rights Under This Agreement.  The Seller Parties and Parent agree that any action to be taken by Parent prior to the Closing to enforce its rights under this Agreement shall be taken by and at the direction of the Special Committee.  The Seller Parties and Parent further agree that any action taken by Parent after the Closing to enforce its rights under this Agreement, including, without limitation, Parent’s right to indemnification under Article VIII, shall be taken by and at the direction of a majority of the Special Independent Directors.

Section 5.16           Company Refinancing.  AMC shall cause the refinancing of all of the outstanding obligations under the Common Agreement to be consummated by the Company on or prior to the Closing Date on terms and conditions set forth on Exhibit B or on such other terms and conditions as are reasonably satisfactory to Parent.

Section 5.17           Audited Financials.  The Seller Parties shall cause the audit of the financial statements of Parent and its Subsidiaries contemplated by Section 9.1 to be completed on or prior to March 31, 2006.

Section 5.18           AMC Consolidated Net Worth.  AMC will not at any time on or prior to the fifth anniversary of the Closing Date (such period, the “Restricted Period”) permit AMC Consolidated Net Worth to be less than $500,000,000 (five hundred million dollars); provided, however, that such required amount shall be reduced on each one year anniversary of the Closing by $25,000,000 (twenty-five million dollars).  During the Restricted Period, AMC shall deliver to Parent and the Special Independent Directors a certificate of AMC within 120 days after the end of each fiscal year of AMC, signed by an executive officer of AMC (i) certifying as to whether the provisions of this Section 5.18 have been complied with during such fiscal year and (ii) attaching a balance sheet demonstrating compliance with this Section 5.18 during such fiscal year.

Section 5.19           Parent Listing.  For a period of five years after the Closing, Parent and AMC shall each use its respective reasonable best efforts to maintain the listing of Parent Common

Stock on the New York Stock Exchange or other comparable internationally-recognized securities exchange or inter-dealer quotation system, unless the prior approval of a majority of the Special Independent Directors shall have been obtained.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1             Conditions to the Merger.  (a)           The obligation of ASC to consummate the Merger and the other transactions contemplated hereby is subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of each of the following conditions:

(i)    Accuracy of Representations and Warranties.  The representations and warranties made by Parent and Merger Sub herein, disregarding all qualifications and exceptions contained herein relating to materiality or Parent Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and on the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date) with only such exceptions as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(ii)   Compliance with Covenants.  Each of Parent and Merger Sub shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Parent Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality or Parent Material Adverse Effect, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(iii)  Officer’s Certificates.  ASC shall have received a certificate of Parent, dated as of the Closing Date, signed by an executive officer of Parent to evidence satisfaction of the conditions set forth in Sections 6.1(a)(i) and (ii).

(b)           The obligation of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby is subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of each of the following conditions:

(i)    Accuracy of Representations and Warranties.  The representations and warranties made by the Seller Parties herein, disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and on the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date) with only such exceptions as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)   Compliance with Covenants.  The Seller Parties shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Company Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality or Company Material Adverse Effect, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(iii)  Company Indebtedness.  The aggregate outstanding amount of Indebtedness of the Company and its Subsidiaries (plus minority interests (as calculated in accordance with GAAP consistent with past practice) less the aggregate amount of cash and cash equivalents of the Company and its Subsidiaries) on a consolidated basis shall not exceed $1,000,000,000.

(iv)  Officer’s Certificate.  Parent shall have received a certificate of ASC, dated as of the Closing Date, signed by an executive officer of ASC to evidence satisfaction of the conditions set forth in Sections 6.1(b)(i), (ii) and (iii).

(v)   NYSE Listing.  The              Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of listing.

(vi)  Méxican Tax Documents.  Parent shall have received copies of the documents referred to in Section 5.11(b).

(vii) Company Refinancing.  The refinancing of all of the outstanding obligations under the Common Agreement shall have been consummated in accordance with Section 5.16.

(viii)                Transaction Dividend.  The Transaction Dividend shall have been paid.

(ix)           Contribution.  AMC shall have consummated the Contribution.

Section 6.2             Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party hereto to effect the Merger and the other transactions contemplated hereby are further subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the parties hereto to the extent permitted by applicable law:

(a)           Stockholder Approval.  The Parent Stockholder Approval shall have been validly obtained under the DGCL and the Parent Amendment shall be effective pursuant to the DGCL.

(b)           Statutes; Court Orders.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, issued or enforced by any Governmental Entity that prohibits, restrains, enjoins, precludes or restricts the consummation of the Merger.

(c)           Competition Approvals.  All clearances or approvals required from any Governmental Entity, including pursuant to any antitrust or trade regulation laws or regulations, shall have been received in connection with the Merger, other than those clearances or approvals the failure of which to obtain would not have and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect.

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

Section 7.1             Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Parent Stockholder Approval:

(a)           by mutual written consent duly authorized by Parent Board;

(b)           by Parent or ASC, if (i) any Governmental Entity shall have enacted, entered, promulgated, issued or enforced a final statute, rule, regulation, executive order, decree, ruling or injunction (which statute, rule, regulation, executive order, decree, ruling or injunction the parties hereto shall use their commercially reasonable efforts to reverse, overturn or lift) or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable, or (ii) the Effective Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

(c)           by Parent, if there shall have been a material breach of any of the Seller Parties’ representations, warranties or covenants, which breach (i) would give rise to the failure of a condition set forth in Section 6.1(b) or Section 6.2, and (ii) is not capable of being cured prior to the Outside Date or, if curable, has not been cured within 20 business days following receipt by the Seller Parties of written notice from Parent and Merger Sub of such breach;

(d)           by ASC, if (i) there shall have been a material breach of any of Parent’s or Merger Sub’s representations, warranties or covenants, which breach (A) would give rise to the failure of a condition set forth in Section 6.1(a) or Section 6.2 and (B) is not capable of being cured prior to the Outside Date or, if curable, has not been cured within 20 business days following receipt by Parent and Merger Sub of written notice from the Company of such breach; or (ii) the Special Committee or the Parent Board shall withdraw, modify, or change (including by amendment of the Proxy Statement) its recommendation with respect to this Agreement, the Parent Amendment or the Parent Issuance in a manner adverse to ASC or shall have resolved to do any of the foregoing; or

(e)           by either Parent or ASC, if at the Stockholders Meeting (including any postponement or adjournment thereof), the Parent Stockholder Approval shall have not been obtained.

Section 7.2             Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party or parties in accordance with Section 9.4, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability on the part of any of the Seller Parties or their Affiliates or Parent or Parent’s Affiliates or their respective directors, officers, employees or stockholders, other than the provisions of this Section 7.2 and Section 7.3; provided, however, that nothing contained in this Section 7.2 shall relieve any party from liability for any willful and material breach of this Agreement.

Section 7.3             Fees and Expenses.  Except as specifically provided in this Section 7.3, all costs and expenses incurred in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses, regardless of whether the Merger or any other transaction contemplated by this Agreement is consummated.

Section 7.4             Amendment.  This Agreement may be amended at any time before or after Parent Stockholder Approval by an instrument in writing signed by all of the parties hereto; provided that, in addition to any other approval required by law, in the case of Parent, this Agreement may only be amended following approval of such amendment by the Special Committee; provided, further that after Parent Stockholder Approval, no amendment shall be made that by law requires further approval by the stockholders of Parent without the further approval of such stockholders.

Section 7.5             Waiver.  At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that Parent may only grant such extension or waiver if it first obtains the written approval of the Special Committee.  Any agreement on the part of any party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE VIII

INDEMNIFICATION

Section 8.1             General Indemnification..  (a)             By AMC.

(i)    Subject to the limitations set forth in Section 8.2, if the Closing shall occur, AMC shall indemnify, save and hold harmless Parent and its Subsidiaries, and each of their respective directors, officers, employees, stockholders (other than AMC and its Affiliates), successors, transferees and assignees, and Representatives (each, a “Parent Party”), from and against any and all costs, losses, charges, liabilities, obligations, damages (whether actual or punitive), lawsuits, response actions, removal actions, remedial actions, judgments, deficiencies, demands, fees, claims, settlements and expenses, including, without limitation, interest, penalties, costs of mitigation, reasonable attorneys’ fees and expenses, all amounts paid in the investigation, defense or settlement of any of the foregoing and costs of enforcing this indemnity (collectively, “Damages”), incurred or suffered in connection with, arising out of, resulting from or relating or incident to, whether directly or indirectly:

(1)                                  any untruth, inaccuracy or incorrectness of, or other breach of, any representation or warranty of or by the Seller Parties contained in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization of the Company and its Subsidiaries), Section 3.3 (Authority Relative to this Agreement), Section 3.5 (Certifications), Section 3.9 (ASC), Section 3.14(b) (Taxes), and Section 3.21 (Affiliate Transactions);

(2)                                  the nonfulfillment, nonperformance, nonobservance or other breach or violation of, or default under, the covenants contained in Section 2.9(b) (Post-Closing Deliveries), Section 5.6(d) (Permits) and Section 5.11(b) (Méxican Tax Procedures);

(3)                                  any Pre-Closing Environmental Matters; and

(4)                                                  the enforcement by any Parent Party of the rights of indemnification provided in this Section 8.1(a).

(ii)   The claims for indemnity by Parent Parties pursuant to this Section 8.1(a) are referred to as “Parent Claims.”  The indemnity provided for in this Section 8.1(a) is not limited to Third-Party Claims against any Parent Party, but includes Parent Claims incurred or sustained by any Parent Party in the absence of Third-Party Claims.

(b)           Defense of Claims.

(i)    If a Parent Claim is to be made by a person entitled to indemnification hereunder, the person claiming such indemnification shall give written notice (a “Claim Notice”) to AMC (A) as soon as practicable after the person entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 8.1 and (B) in the case of the assertion of a claim (whether pursuant to a lawsuit or other legal action or otherwise) or the commencement of any Action by a third party (together, a “Third-Party Claim”), upon receipt of written notice of the Third-Party Claim.  The failure of any indemnified person to give timely notice hereunder shall not affect rights to indemnification hereunder, except and only to the extent that, AMC is materially prejudiced by such failure.

(ii)   If in the case of a Third-Party Claim, AMC shall acknowledge in writing to the indemnified person that AMC shall be obligated to indemnify the indemnified person under the terms of its indemnity hereunder in connection with such Third-Party Claim, then AMC shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense to participate in or take control of the defense and investigation of such Third-Party Claim (unless (x) AMC is also a party to such Third-Party Claim and the indemnified person has been advised in writing by counsel that a conflict of interest exists between the indemnified person and AMC with respect to such Third-Party Claim which makes representation of both parties inappropriate under applicable standards of professional conduct, or (y) AMC fails to provide reasonable assurance to the indemnified person of its financial capacity to defend such Third Party-Claim and provide indemnification with respect to such Third-Party Claim) and to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the indemnified person to handle and defend, compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified person, such consent not to be unreasonably withheld or delayed.  If requested by AMC, the indemnified person will, at the sole cost and expense of AMC, cooperate with AMC and its counsel in contesting any Third Party Claim that the AMC elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the indemnified person or any of its Affiliates).  Notwithstanding the foregoing, the indemnified person may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which AMC has elected to control if the indemnified person irrevocably waives its right to indemnity under this Section 8.1 with respect to such Third Party Claim.

(iii)  In the event AMC elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this Section 8.1(b), the indemnified person may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim; provided that, if the named persons to a lawsuit or other legal action include both AMC and the indemnified person and the indemnified person has been advised in writing by counsel that a conflict of interest exists between the indemnified person and AMC with respect to such Third-Party Claim which makes representation of both parties inappropriate under applicable standards of professional conduct, the indemnified person shall be entitled, at AMC’s cost, risk and expense, to separate counsel of its own choosing and reasonably acceptable to AMC.

(iv)  If AMC fails to notify the indemnified person in writing of its election to assume the defense of such Third-Party Claim in accordance with this Section 8.1 within 15 days after receipt of the Claim Notice, the indemnified person against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to AMC) have the right to undertake, at AMC’s cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of AMC; provided that such Third-Party Claim shall not be compromised or settled without the written consent of AMC, which consent shall not be unreasonably withheld or delayed.  In the event AMC assumes the defense of the claim, AMC shall keep the indemnified person reasonably informed of the progress of any such defense, compromise or settlement, and in the event the indemnified person assumes the defense of the claim, the indemnified person shall keep AMC reasonably informed of the progress of any such defense, compromise or settlement.  AMC shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 8.1 and for any final judgment (subject to any right of appeal), and AMC agrees to indemnify and hold harmless each indemnified person from and against any and all Damages by reason of such settlement or judgment.

(v)   Notwithstanding the foregoing, if the indemnified person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary Damages for which it would be entitled to indemnification under this Agreement, the indemnified person may, by notice to AMC, assume the exclusive right to defend, compromise or settle such Third-Party Claim.

(vi)  Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any Parent Claim, unless the Parent Party (or Parent Parties) has given AMC a Claim Notice, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto prior to the applicable survival date set forth in Section 9.1.

Section 8.2             Limitations on Indemnity.

(a)           Maximum Liability.

(i)    Parent Claims made with respect to the representations, warranties or covenants contained in Section 2.9(b) (Post-Closing Deliveries), Section 3.2 (Capitalization of the Company and its Subsidiaries), Section 3.9 (ASC), Section 3.14(b) (Taxes), and Section 5.11(b) (Méxican Tax Matters) shall in each case be fully reimbursable.

(ii)   Except as otherwise provided in clause (i) above, the maximum aggregate amount of Damages for which AMC shall be liable for Parent Claims shall be an amount equal to the Indemnity Cap.

(b)           Deductible.

(i)    Sellers’ Deductible.  Except as otherwise provided in the immediately following sentence, no Parent Party shall seek, or be entitled to, indemnification from AMC until the aggregate amount of Damages incurred or suffered by all Parent Parties under such sections exceeds $100,000,000 (one hundred million dollars) (the “Indemnity

Deductible”), and once the Parent Parties have incurred or suffered aggregate Damages exceeding the Indemnity Deductible, the Parent Parties shall be entitled to indemnity only for Damages in excess of the Indemnity Deductible.  All Parent Claims made pursuant to Section 2.9(b) (Post-Closing Deliveries), Section 3.2 (Capitalization of the Company and its Subsidiaries), Section 3.9 (ASC), Section 3.14(b) (Taxes), Section 5.6(d) (Permits), Section 5.11(b) (Méxican Tax Matters) and Section 8.1(a)(i)(3) that relate solely to the Scheduled Items are not subject to the Indemnity Deductible and shall be fully reimbursable.  Once it is determined there is a breach of a representation, warranty or covenant, the amount of Damages shall be determined without giving effect to any Material Adverse Effect qualification or any other materiality, dollar limit or similar qualification contained in the applicable representation, warranty or covenant.  For purposes of this Article VIII, a breach of the representations or warranties contained in Section 3.1 (Organization and Qualification; Subsidiaries), or Section 3.5 (Certifications) shall be determined without giving effect to any Company Material Adverse Effect qualification or any other materiality, dollar limit or similar qualification contained in such sections or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as applicable.

(c)           Calculation of Damages.

(i)    Insurance and Other Proceeds.  To the extent that any Parent Claim is covered by insurance held by AMC or its Affiliates, such indemnified person shall be entitled to indemnification pursuant to Section 8.1 only with respect to the amount of the Damages that are in excess of the cash proceeds actually received by such indemnified person (after deducting reasonable costs and expenses incurred in connection with recovery of such proceeds, including premium increases) pursuant to such insurance.  If such indemnified person actually receives such cash insurance proceeds, then the amount payable by AMC pursuant to such claim shall be reduced by the amount of such proceeds, whether such proceeds were received prior to or after the time such claim is paid (if a Parent Party receives cash insurance proceeds after any indemnification is made pursuant to Section 8.1, then the indemnified person shall reimburse AMC the amount of such proceeds).  In addition, with respect to any Parent Claim, the amount of Damages payable pursuant to Section 8.1 shall be computed net of (A) any related cash proceeds that an indemnified person has actually received (including, without limitation, any cash proceeds received as a result of sales of property, plant and equipment) and (B) any other related benefits that are actually received by the indemnified person relating to cost reductions, in each case, with respect to the matters that are the subject of such Parent Claim.

(ii)   Effect of Taxes.  The amount of any indemnity payments for Damages under Section 8.1 above shall be determined after giving effect to any Tax savings to the indemnified person resulting from the payments giving rise to such indemnity payments or any additional Taxes payable by such indemnified person as a result of the receipt of such payments.  Any indemnity payment made pursuant to Section 8.1 shall be treated by Parent and ASC as an adjustment to the Merger Consideration.

(d)           Party Actions.  In connection with any Parent Claim, the Seller Parties and Parent shall use commercially reasonable efforts to mitigate Damages.

Section 8.3             Exclusive Remedy.  (a) Except for actions grounded in fraud or deceit, the parties hereto acknowledge and agree that from and after the Closing, the indemnification provisions in this Article VIII shall be the exclusive remedy of Parent and Merger Sub with respect to the transactions contemplated by this Agreement.  With respect to actions grounded in fraud or deceit, (A) the right of a party to be indemnified and held harmless pursuant to this Article VIII shall be in addition to and cumulative of any other remedy of such party at law or in equity and (B) no such party shall, by exercising any remedy available to it under this Article VIII, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it.

(b)           No Right of Contribution.  AMC acknowledges and agrees that, upon and after the Closing, the Company and AMC shall not have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make any Parent Party or AMC whole for or on account of any Parent Claim or any untruth, inaccuracy or incorrectness of, or other breach of, any representation or warranty or the nonfulfillment, nonperformance, nonobservance or other breach or violation of, or default under, any covenant or agreement of the Seller Parties or the Company, and AMC shall have no right of contribution against the Company, ASC or any of their Subsidiaries.

Section 8.4             Payment.  With respect to Third Party Claims for which indemnification is payable hereunder, AMC will pay the indemnified person promptly after (a) the entry of judgment against the indemnified person and the expiration of any applicable appeal period, (b) the entry of a non-appealable judgment or final appellate decision against the indemnified person or (c) the execution of any settlement agreement referred to in Section 8.1.  Notwithstanding the foregoing, expenses of the indemnified person for which AMC is responsible shall be reimbursed on a current basis by AMC.

Section 8.5             Right to Indemnification Not Affected by Knowledge or Waiver.

(a)           The right to indemnification based upon breach (subject to the disclosures, if any, made in the Company Disclosure Schedule) of representations, warranties, covenants, agreements or obligations will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, whether as a result of disclosure by a party hereto pursuant to Section 5.4 or otherwise, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

(b)           The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, agreements and obligations.

ARTICLE IX

MISCELLANEOUS

Section 9.1             Survival of Representations, Warranties and Covenants.  The representations and warranties made herein shall not survive beyond the Effective Time,

provided, however, the representations and warranties contained in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization of the Company and its Subsidiaries), Section 3.3 (Authority Relative to this Agreement), Section 3.9 (ASC), 4.1 (Organization), 4.2 (Authority Relative to this Agreement) and 4.4 (Capitalization) shall survive the Closing through the applicable statute of limitations, including any extensions thereof, plus 60 days; and provided further, the representations and warranties contained in Section 3.5 (Certifications), Section 3.14(b) (Taxes), and Section 3.21 (Affiliate Transactions) shall survive the Closing (a) through completion of the audit by Parent’s independent auditors of the financial statements of Parent and its Subsidiaries for the period ending December 31, 2005, plus 60 days in the event the Closing occurs prior to July 1, 2005 or (b) through completion of the audit by Parent’s independent auditors of the financial statements of Parent and its Subsidiaries for the period ending December 31, 2006 plus 60 days in the event that the Closing occurs on or after July 1, 2005.  The covenants and agreements of the parties contained herein shall survive the Closing in accordance with their terms, provided that the covenants contained in Article VIII, or otherwise in the event no term is specified in such covenant, shall survive indefinitely and provided further, the indemnification provided in Section 8.1(a)(i)(3) (Pre-Closing Environmental Matters) shall survive until the five-year anniversary of the Closing Date.  The Parties acknowledge and agree that an indemnified person who has asserted a claim for indemnification under Section 8.1 within the applicable survival period will be entitled to continue such action and receive the benefits of Section 8.1, irrespective of the fact that such applicable survival period has expired.

Section 9.2             Entire Agreement; Assignment.  This Agreement (including the schedules and Exhibits hereto and thereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.  This Agreement shall not be assigned by operation of law or otherwise.

Section 9.3             Severability.  If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.  Upon such determination that any provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a manner acceptable to all parties hereto.

Section 9.4             Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing (including by facsimile with written confirmation thereof) and unless otherwise expressly provided herein, shall be delivered during normal business hours by hand, by Federal Express or other nationally recognized overnight commercial delivery service, or by facsimile notice, confirmation of receipt received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

(a)           If to ASC or the Company prior to the Closing or to AMC:

Baja California 200

Col. Roma Sur

06760 México City

Attention: General Counsel

Facsimile: 011-52-55-5274-8400

With copies, which will not constitute notice, to:

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York  10005
Attention:  Michael L. Fitzgerald, Esq.
Facsimile:  212-822-5224

(b)           If to Parent or Merger Sub or to ASC or the Company after the Closing:

Southern Peru Copper Corporation
2575 East Camelback Road, Suite 500
Phoenix, Arizona 85016
Attention: Chairman of the Special Committee

Facsimile:  602-977-6700

With copies, which will not constitute notice, to:

Latham & Watkins LLP
885 Third Avenue, Suite 1000
New York, New York 10022-4802
Attention: Charles Nathan, Esq.
Facsimile: 212-751-4864

Section 9.5             Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.. (a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

(b)           The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the courts of the State of Delaware sitting in the County of New Castle and the United States District Court for the State of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Merger.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

(c)           EACH OF PARENT, MERGER SUB AND THE SELLER PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR

OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE SELLER PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.6             Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.7             Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.8             Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except otherwise explicitly provided in this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.9             Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

AMERICAS SALES COMPANY, INC.

By:	/s/ Jaime Fernando Collazo González
Name: Jaime Fernando Collazo González
Title: Attorney in Fact

AMERICAS MINING CORPORATION

By:	/s/ J. Eduardo González Félix
Name: J. Eduardo González Félix
Title: President

MINERA MÉXICO S.A. DE C.V.

By:	/s/ Ligia Sandoval Parra
Name: Ligia Sandoval Parra
Title: General Counsel

SOUTHERN PERU COPPER CORPORATION

By:	/s/ Oscar González Rocha
Name: Oscar González Rocha
Title: President/CEO

SPCC MERGER SUB, INC.

By:	/s/ Armando Ortega Gómez
Name: Armando Ortega Gómez
Title: Attorney in fact